Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, CA 90064-1021
News Release
TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS
LOS ANGELES — January 25, 2007 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenues increased 26.1% to $391.3 million compared to last year

•	Earnings per diluted share increased 10.4% to $0.53 compared to last year

•	Full year revenues increased 18.8% to over $1.4 billion

•	Full year earnings per diluted share increased 22.2% to $2.26
Teledyne Technologies today reported fourth quarter 2006 sales of $391.3 million, compared with sales of $310.4 million for the same period of 2005. Net income for the fourth quarter of 2006 was $18.9 million ($0.53 per diluted share), compared with net income of $16.6 million ($0.48 per diluted share) in the fourth quarter of 2005.
“With record revenue in the fourth quarter, full year 2006 sales exceeded $1.4 billion,” said Robert Mehrabian, chairman, president and chief executive officer. “As many of our end markets continued to expand, organic growth in the fourth quarter and full year 2006 were 8.4 percent and 8.6 percent, respectively. In addition, full year 2006 earnings per diluted share increased 22.2 percent, the fifth consecutive year of double-digit earnings growth. Through our operational excellence initiatives, new product development and a number of focused acquisitions, we have continued to strengthen our core businesses in defense electronics, instrumentation, and government systems engineering. Furthermore, despite spending $278 million in 2006 on acquisitions and capital equipment, our balance sheet remains strong.”
Full Year 2006
Sales for 2006 were $1,433.2 million, compared with $1,206.5 million for 2005. Net income for 2006 was $80.3 million ($2.26 per diluted share), compared with $64.2 million ($1.85 per diluted share) for 2005. Net income for 2006 included, pension expense of $15.4 million ($4.9 million after recovery from certain government contracts), compared with pension expense of $12.7 million ($3.4 million after recovery from certain government contracts) in 2005.

Review of Operations
Electronics and Communications
The Electronics and Communications segment’s fourth quarter 2006 sales were $254.0 million, compared with fourth quarter 2005 sales of $188.9 million, an increase of 34.5%. Fourth quarter 2006 operating profit was $30.2 million, compared with operating profit of $22.3 million in the fourth quarter of 2006, an increase of 35.4%.
The fourth quarter 2006 sales improvement resulted primarily from revenue growth in defense electronics and electronic instruments. The revenue growth in defense electronics was driven by increased sales of traveling wave tubes, connectors and other defense microwave products. Additionally, the fourth quarter included revenue growth from the acquisition of Rockwell Scientific Company LLC in September 2006, the acquisition of assets of KW Microwave Corporation in April 2006, and the acquisition of assets of the microwave technical solutions business of Avnet, Inc. in October 2005. The revenue growth in electronic instruments was driven by recent acquisitions as well as organic growth. Revenue growth included the acquisition of the majority interest in Ocean Design, Inc. in August 2006, and Benthos, Inc. in January 2006. Organic growth reflected significantly increased sales of geophysical sensors for the energy exploration market and increased sales of instruments for the industrial and environmental monitoring instrumentation markets. The increase in segment revenue in the fourth quarter of 2006 from acquisitions since the end of the third quarter of 2005 was $51.1 million. Segment operating profit was favorably impacted by revenue from acquisitions and organic growth. Segment operating profit was negatively impacted by $0.5 million of stock option compensation expense in the fourth quarter of 2006 recorded in accordance with the requirements of SFAS No. 123(R), “Share Based Payment”. The company adopted the expense provisions of SFAS No. 123(R) in the first quarter of 2006. No stock option compensation expense was recorded in the fourth quarter of 2005. Pension expense, in accordance with the pension accounting requirements of SFAS No. 87 and No. 158, was $0.3 million in the fourth quarter of 2006, compared with $0.1 million in the fourth quarter of 2005. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $0.3 million in the fourth quarter of 2006 and $0.1 million in the fourth quarter of 2005.
Systems Engineering Solutions
The Systems Engineering Solutions segment’s fourth quarter 2006 sales were $72.8 million, compared with fourth quarter 2005 sales of $62.7 million, an increase of 16.1%. Fourth quarter 2006 operating profit was $6.0 million, compared with operating profit of $6.2 million for the fourth quarter of 2005, a decrease of 3.2%.
Fourth quarter 2006 sales, compared with the same period of 2005, reflected revenue growth in aerospace and defense programs and included $3.7 million in revenue from the acquisition of CollaborX, Inc. in August 2006. Operating profit in the fourth quarter of 2006, compared with the same period of 2005, reflected the impact of higher segment revenue, offset by lower margins in certain defense programs, increased subcontract work which carries lower margins and amortization expenses associated with the acquisition of CollaborX, Inc. Segment operating profit was impacted by $0.1 million of stock option compensation expense in the fourth quarter of 2006 compared with no stock option compensation expense in the fourth quarter of 2005. Segment operating profit also included pension expense under SFAS No. 87 and No. 158, of $2.4 million in the fourth quarter of 2006, compared with $2.6 million of pension expense in the fourth quarter of

2005. Pension expense allocated to contracts pursuant to CAS was $2.2 million in the fourth quarter of 2006 compared with $2.1 million in the fourth quarter of 2005.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s fourth quarter 2006 sales were $57.2 million, compared with fourth quarter 2005 sales of $51.5 million, an increase of 11.1%. The fourth quarter 2006 operating profit was $5.9 million, compared with operating profit of $3.7 million in the fourth quarter of 2005, an increase of 59.5%.
The higher fourth quarter 2006 sales, compared with the same period of 2005, resulted primarily from higher aftermarket engine and spare part sales. Segment operating profit for the fourth quarter of 2006, compared with the fourth quarter of 2005, reflected the impact of higher sales and improved operating performance, as well as a favorable mix of higher margin sales in the military turbine engine business. Segment operating profit was impacted by $0.2 million of stock option compensation expense in the fourth quarter of 2006 compared with no stock option compensation expense in the fourth quarter of 2005. Segment operating profit also included pension expense, under SFAS No. 87 and No. 158, of $0.3 million in the fourth quarter of 2006 compared with $0.2 million in the fourth quarter of 2005.
Energy Systems
The Energy Systems segment’s fourth quarter 2006 sales and fourth quarter 2005 sales were $7.3 million. Operating profit was $0.1 million for the fourth quarter of 2006, compared with operating profit of $0.2 million in the fourth quarter of 2005, a decrease of 50.0%.
Fourth quarter 2006 sales, compared with the fourth quarter of 2005, primarily reflected higher commercial hydrogen generator sales offset by lower government sales. Segment operating profit was impacted by $0.1 million of stock option compensation expense in the fourth quarter of 2006 compared with no stock option compensation expense in the fourth quarter of 2005. Segment operating profit also included pension expense, under SFAS No. 87 and No. 158, of $0.1 million for both the fourth quarter of 2006 and the fourth quarter of 2005. Pension expense allocated to contracts pursuant to CAS was $0.1 million in the fourth quarter of 2006 compared with no pension expense in the fourth quarter of 2005.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $15.9 million for the fourth quarter 2006, compared with $32.2 million for the fourth quarter of 2005. The lower cash provided by operating activities in 2006, compared with 2005, was primarily due to higher income tax payments, greater working capital requirements and higher pension payments, partially offset by operating cash flow from acquisitions. In accordance with SFAS No. 123(R), excess tax benefits for stock-based compensation of $0.8 million, in the fourth quarter of 2006, are now classified as a financing cash flow instead of an operating cash flow as in prior years. In the fourth quarter of 2005, cash flow from operations included $0.4 million in excess tax benefits related to stock-based compensation. Free cash flow (cash from operating activities less capital expenditures) was $5.8 million for the fourth quarter of 2006, compared with free cash flow of $24.7 million for the same period of 2005. At December 31, 2006, total debt was $235.8 million, which includes $226.9 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $13.0 million at December 31, 2006. The company also received $1.2 million from the exercise of employee stock options in the fourth quarter of 2006, compared with $1.4 million for the fourth quarter of 2005. Capital expenditures for the fourth quarter of 2006 were $10.1 million, compared with $7.5 million for the fourth quarter of 2005. Depreciation and amortization expense for the fourth quarter of 2006 was $11.1 million, compared with $7.1 million for the fourth quarter of 2005. Depreciation and amortization expense was $32.0 million for full year 2006 and $25.6 million for full year 2005.

Free Cash Flow(a)	Fourth	Fourth	Total	Total
	Quarter	Quarter	Year	Year
(in millions, brackets indicate use of funds)	2006	2005	2006	2005

Cash provided by operating activities	$15.9	$32.2	$78.4	$92.3
Capital expenditures for property, plant and equipment	(10.1)	(7.5)	(26.4)	(19.8)

Free cash flow	$5.8	$24.7	$52.0	$72.5

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Pension
Pension expense was $3.2 million for both the fourth quarters of 2006 and 2005, in accordance with the pension accounting requirements of SFAS No. 87 and No. 158. Pension expense allocated to contracts pursuant to CAS was $2.6 million for the fourth quarter of 2006 compared with $2.3 million for the fourth quarter of 2005. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the fourth quarter of 2006 was 35.3% compared with 37.8% for the fourth quarter of 2005. The total year effective tax rate was 34.0% compared with an effective tax rate of 37.6% in 2005. The total year effective tax rate for 2006 reflects the impact of the reversal of income tax contingency reserves of $3.3 million during the third quarter. These reserves were determined to be no longer needed due to the expiration of applicable statutes of limitations.
Stock Option Compensation Expense
Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) using the modified prospective method and began recording stock option compensation expense. Stock option compensation expense is recorded on a straight line basis over the appropriate vesting period, generally three years. For the fourth quarter of 2006, the company recorded a total of $1.5 million ($0.02 per diluted share) in stock option expense related to stock options granted after the adoption of SFAS No. 123(R) and for stock options which were not vested by the date of adoption of SFAS No. 123(R). Of this amount, $0.6 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results. No compensation expense related to stock options was recorded in 2005 or in prior years. For total year 2006, the company recorded a total of $5.9 million ($0.10 per diluted share) in stock option expense. Of this amount, $2.2 million was recorded as corporate expense and $3.7 million was recorded in the operating segment results.

Other
Interest expense, net of interest income, was $3.8 million for the fourth quarter of 2006, compared with $0.9 million for the fourth quarter of 2005, and primarily reflected higher outstanding debt levels due to acquisitions and higher average interest rates in the fourth quarter of 2006 compared with the fourth quarter of 2005. Corporate expense was $9.0 million for the fourth quarter of 2006, compared with $5.4 million the fourth quarter of 2005, and reflected higher compensation costs, including stock option compensation expense, and higher professional fee expenses.
Outlook
Based on its current outlook, the company’s management believes that first quarter 2007 earnings per diluted share will be in the range of approximately $0.47 to $0.51. The full year 2007 earnings per diluted share outlook is expected to be in the range of approximately $2.33 to $2.38. The company’s estimated effective income tax rate for 2007 is expected to be 35.6%, and reflects the anticipated receipt of tax credits ranging from $2.8 million to $3.8 million (or $0.08 to $0.10 per diluted share) in the third quarter of 2007.
The company’s 2007 outlook reflects anticipated sales growth in its defense electronics and instrumentation businesses, due primarily to the contribution of the acquisitions completed in 2006. The company’s first quarter and full year 2007 earnings per diluted share outlook reflects an anticipated increase in expenses, such as intangible asset amortization, as a result of the acquisitions completed in 2006. In addition, sales of geophysical sensors are currently expected to decline in 2007, compared with 2006, especially in the first half of the year.
The full year 2007 earnings outlook includes approximately $12.2 million in pension expense under SFAS No. 87 and No. 158, or $2.0 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2006 earnings included $15.4 million in pension expense under SFAS No. 87 and No. 158, or $4.9 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in full year 2007 pension expense reflects pension contributions made in 2006, the impact of favorable market returns on plan assets and changes to the company’s pension assets and liabilities resulting from the merger of the Rockwell Scientific Company LLC pension plan with the Teledyne Technologies pension plan following the acquisition of Rockwell Scientific Company LLC.

The company’s 2007 earnings outlook also reflects $6.7 million ($0.12 per diluted share) in stock option compensation expense based on the fair value of stock options granted after the adoption of SFAS No. 123(R) and stock options which were not vested by the date of adoption of SFAS No. 123(R), as well as current assumptions regarding the estimated fair value of expected stock option grants during the year. The company’s 2006 earnings included $5.9 million ($0.10 per diluted share) in stock option compensation expense.
EARNINGS PER SHARE SUMMARY (a)
(Diluted earnings per common share from continuing operations)

	2007 Full Year Outlook		2006	2005
	Low	High	Actual	Actual

Earnings per share (excluding net pension expense, stock option expense and income tax benefit)	$2.41	$2.44	$2.36	$1.91
Pension expense — SFAS No. 87 and No. 158	(0.22)	(0.22)	(0.27)	(0.23)
Pension expense — CAS (b)	0.18	0.18	0.18	0.17

Earnings per share (excluding stock option expense and income tax benefit)	2.37	2.40	2.27	1.85
Stock option expense (c)	(0.12)	(0.12)	(0.10)	—
Income tax benefit (d)	0.08	0.10	0.09	—

Earnings per share — GAAP	$2.33	$2.38	$2.26	$1.85

(a)	The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the financial results and trends of ongoing operations. The table facilitates comparisons with prior periods and reflects a measurement management uses to analyze financial performance.

(b)	Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

(c)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense. No compensation expense related to stock options was recorded in 2005 or in prior years.

(d)	Fiscal year 2006 included the reversal of income tax contingency reserves of $3.3 million. These reserves were determined to be no longer needed due to the expiration of applicable statutes of limitations.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, defense electronics, communications, commercial aviation, instrumentation and energy exploration markets, funding, continuation and award of government programs, continued liquidity of our customers (including commercial aviation customers) and economic and political conditions, could change the anticipated results. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components. Recent changes in the leadership of the U.S. Congress could result, over time, in reductions in defense spending and further changes in programs in which the company participates.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2005 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, January 25, 2007. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, January 25, 2007.

Investor Contact:	Jason VanWees
(310) 893-1642
(805) 373-4542 after February 2, 2007
Media Contact:
Robyn McGowan
(310) 893-1640
(805) 373-4540 after February 2, 2007
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND FISCAL YEAR ENDED
DECEMBER 31, 2006 AND JANUARY 1, 2006
(Unaudited, except total year 2005 — In millions, except per share amounts)

	Fourth	Fourth	Total	Total
	Quarter	Quarter	Year	Year
	2006(a)	2005	2006(a)	2005
Net sales	$391.3	$310.4	$1,433.2	$1,206.5
Costs and expenses:
Costs of sales	276.7	222.6	1,020.2	869.6
Selling, general and administrative expenses	81.4	60.8	287.9	236.2

Total costs and expenses	358.1	283.4	1,308.1	1,105.8

Income before other income and (expense) and taxes	33.2	27.0	125.1	100.7
Other income (expense) (b)	(0.3)	0.6	4.0	5.8
Interest expense, net	(3.8)	(0.9)	(7.4)	(3.5)

Income before income taxes	29.1	26.7	121.7	103.0
Provision for income taxes (c)	10.2	10.1	41.4	38.8

Net income	$18.9	$16.6	$80.3	$64.2

Diluted earnings per common share	$0.53	$0.48	$2.26	$1.85

Weighted average diluted common shares outstanding	35.8	34.9	35.5	34.7

(a)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense and recorded $1.5 million of compensation expense in the fourth quarter of 2006. The company recorded $5.9 million of stock option compensation expense for fiscal year 2006. No compensation expense related to stock options was recorded in 2005 or in prior years.

(b)	Fiscal years 2006 and 2005, include the receipt of $2.5 million and $5.0 million, respectively, pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. The $2.5 million for 2006 was received in the first quarter while $2.5 million was received in both the first and third quarters of 2005. No further payments will be received under this agreement.

(c)	Fiscal year 2006 includes the reversal of income tax contingency reserves of $3.3 million in the third quarter. These reserves were determined to be no longer needed due to the expiration of applicable statutes of limitations.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE MONTHS AND FISCAL YEAR ENDED
DECEMBER 31, 2006 AND JANUARY 1, 2006
(Unaudited — In millions)

	Fourth	Fourth		Total	Total
	Quarter	Quarter		Year	Year
	2006(a)	2005	% Change	2006(a)	2005	% Change
Net sales:
Electronics and Communications	$254.0	$188.9	34.5%	$899.4	$717.8	25.3%
Systems Engineering Solutions	72.8	62.7	16.1%	283.0	263.7	7.3%
Aerospace Engines and Components	57.2	51.5	11.1%	223.9	196.6	13.9%
Energy Systems	7.3	7.3	—%	26.9	28.4	(5.3)%

Total net sales	$391.3	$310.4	26.1%	$1,433.2	$1,206.5	18.8%

Operating profit and other segment income:
Electronics and Communications	$30.2	$22.3	35.4%	$109.3	$84.0	30.1%
Systems Engineering Solutions	6.0	6.2	(3.2)%	24.5	27.5	(10.9)%
Aerospace Engines and Components (b)	5.9	3.7	59.5%	20.5	13.5	51.9%
Energy Systems	0.1	0.2	(50.0)%	1.0	1.6	(37.5)%

Segment operating profit and other segment income	$42.2	$32.4	30.2%	$155.3	$126.6	22.7%
Corporate expense	(9.0)	(5.4)	66.7%	(27.7)	(20.9)	32.5%
Other income, net	(0.3)	0.6	*	1.5	0.8	87.5%
Interest expense, net	(3.8)	(0.9)	322.2%	(7.4)	(3.5)	111.4%

Income before income taxes	29.1	26.7	9.0%	121.7	103.0	18.2%
Provision for income taxes(c)	10.2	10.1	1.0%	41.4	38.8	6.7%

Net income	$18.9	$16.6	13.9%	$80.3	$64.2	25.1%

(a)	Effective January 2, 2006, the company adopted the provisions of SFAS No. 123(R) and began recording stock option compensation expense and recorded $1.5 million of compensation expense the fourth quarter of 2006. Of this amount, $0.6 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results. The company recorded $5.9 million of stock option compensation expense for fiscal year 2006. Of this amount, $2.2 million was recorded as corporate expense and $3.7 million was recorded in the operating segment results. No compensation expense related to stock options was recorded in 2005.

(b)	Fiscal years 2006 and 2005, include the receipt of $2.5 million and $5.0 million, respectively pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. The $2.5 million for 2006 was received in the first quarter while $2.5 million was received in both the first and third quarters of 2005. No further payments will be received under this agreement.

(c)	Fiscal year 2006 includes the reversal of income tax contingency reserves of $3.3 million in the third quarter. These reserves were determined to be no longer needed due to the expiration of applicable statutes of limitations.

* not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
DECEMBER 31, 2006 AND JANUARY 1, 2006
(Current period unaudited — In millions)

	December 31,	January 1,
	2006	2006

ASSETS
Cash and cash equivalents	$13.0	$9.3
Accounts receivable, net	226.1	167.6
Inventories, net	156.1	117.3
Deferred income taxes, net	34.4	25.4
Prepaid expenses and other assets	17.5	11.9

Total current assets	447.1	331.5

Property, plant and equipment, net	164.9	96.7
Deferred income taxes, net	38.2	42.9
Goodwill and acquired intangible assets, net	382.5	230.6
Other assets, net	26.8	26.5

Total assets	$1,059.5	$728.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$93.7	$76.2
Accrued liabilities	128.1	101.1
Current portion of long-term debt and capital lease	5.1	0.2

Total current liabilities	226.9	177.5

Long-term debt and capital lease obligation	230.7	47.0
Other long-term liabilities	169.1	177.7

Total liabilities	626.7	402.2
Total stockholders’ equity	432.8	326.0

Total liabilities and stockholders’ equity	$1,059.5	$728.2